Exhibit 99.1

FOR IMMEDIATE RELEASE

Hallmark Announces Final Arbitration Award

DALLAS, Texas, (June 5, 2023) – Hallmark Financial Services, Inc. (“Hallmark”) (NASDAQ: HALL) received the final determination in an arbitration proceeding relating to a Loss Portfolio Transfer Reinsurance Contract with DARAG Bermuda Ltd. and DARAG Insurance Limited and certain of Hallmark’s subsidiaries. On June 2, 2023, a final definitive binding award was declared by the arbitration panel which will result in a write-off to Hallmark of $4.0 million during the second quarter of 2023 in addition to a write-off of $32.9 million recognized during the first quarter of 2023 as a result of the interim binding arbitration award, yielding a total aggregate write-off of $36.9 million. Hallmark had previously included this $4.0 million amount as an account receivable in its consolidated balance sheet as of March 31, 2023 and had estimated a write-off in the range of $25 to $35 million.

About Hallmark

Hallmark is a property and casualty insurance holding company with a diversified portfolio of insurance products written on a national platform. With six insurance subsidiaries, Hallmark markets, underwrites and services commercial and personal insurance in select markets. Hallmark is headquartered in Dallas, Texas, and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Chris Kenney

Chief Executive Officer

817.348.1600

www.hallmarkgrp.com